EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-16325) pertaining to the 1996 Stock Option Plan of ACR Group, Inc. and the Registration Statement (Form S-3 No. 333-42701) pertaining to the registration of 2,411,667 shares of common stock of ACR Group, Inc., of our report dated May 13, 2004 (except for Notes 1, 2, 4 and 6 as to which the date is October 11, 2004), with respect to the consolidated financial statements, as amended, and schedule of ACR Group, Inc. included in this Annual Report (Form 10-K/A) for the year ended February 29, 2004.

Houston, Texas

October 14, 2004